Exhibit 99.1


[XL Capital Logo Omitted]
                                                     XL Capital Ltd
                                                     XL House
                                                     One Bermudiana Road
                                                     P. O. Box HM 2245
                                                     Hamilton HM JX
                                                     Bermuda

                                                     Phone:   (441) 292-8515
PRESS RELEASE                                        Fax:     (441) 292-5280
IMMEDIATE

Contact:          Lily B. Outerbridge          Roger R. Scotton
                  Investor Relations           Media Contact
                  (441) 294-7345               (441) 294-7165


            XL CAPITAL LTD REPORTS SECOND QUARTER 2005 NET INCOME OF
                   $135.9 MILLION, OR $0.97 PER ORDINARY SHARE

    First-Half 2005 Net Income of $578.8 million, or $4.14 per ordinary share

HAMILTON, BERMUDA, July 27, 2005 -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended June 30, 2005 of $135.9 million, or $0.97 per ordinary share, compared with $363.6 million, or $2.62 per ordinary share, for the quarter ended June 30, 2004. Annualized net income return on ordinary shareholders' equity for the quarter was 7.2% compared with 21.7% for the year ago quarter.

'Net income excluding net realized gains and losses'(1) for the quarter was $101.3 million, or $0.72 per ordinary share, compared with $319.9 million, or $2.31 per ordinary share, for the year ago quarter. Annualized return on ordinary shareholders' equity on the same basis was 5.3% compared with 19.1% for the year ago quarter. See below for a reconciliation of 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax' to net income available to ordinary shareholders.

Included in both net income and 'net income excluding net realized gains and losses'(1) in the quarter is a charge of $63.3 million, after tax, relating to an increase in future policy benefit reserves and a write off of deferred acquisition costs with respect to certain novated blocks of U.S.-based term-life mortality reinsurance business. In addition, these results also include the previously announced prior year reserve strengthening for the Company's North American Reinsurance operations of $186.3 million, after tax.

Commenting on these results, President and Chief Executive Officer Brian M. O'Hara said: "While the two reserve actions in the quarter are extremely disappointing, I am very pleased to see the strong underwriting results of XL's underlying general insurance and reinsurance operations as reflected in their combined ratio which, excluding the reserve increase, was 86.8%. This quarter we also closed a U.K. annuity reinsurance transaction which contributed $1.8 billion of premium and is the largest such transaction concluded to date in our ongoing life reinsurance business. Net investment income increased substantially from last year's second quarter, although equity in investment affiliates generated a loss for the quarter.

We concluded the quarter with record book value per ordinary share of $55.95, an 8% increase from December 31, 2004, and annualized net income return on ordinary shareholders' equity of 7% in the quarter and 15% for the half year despite the reserve charges."

For the first half of 2005, net income available to ordinary shareholders was $578.8 million, or $4.14 per ordinary share, compared with $815.8 million or $5.88 per ordinary share in the first half of 2004. 'Net income excluding net realized gains and losses' for the same period was $447.8 million or $3.20 per ordinary share as compared with $652.5 million or $4.71 per ordinary share in the first half of 2004.

Second Quarter 2005 Operating Highlights (versus second quarter of 2004, unless noted):

     o    Total revenues up 30% to $4.1 billion

     o Combined ratio from general operations was 97.9%, or 86.8% excluding the reinsurance reserve increase

     o Net investment income from general operations increased 43% to $209.7 million, of which $28.6 million was attributable to the close-out of a structured credit investment

     o Cash flow from operations of $2.4 billion, or $3.2 billion including all structured and spread transactions up from $1.4 billion and $1.8 billion, respectively

     o    Total net invested assets of $36.4 billion, up 12% from December 31,
          2004

     o    Total assets of $53.3 billion, up 8% from December 31, 2004

     o Record book value per ordinary share of $55.95, up from $51.98 at December 31, 2004

SEGMENT HIGHLIGHTS:

Insurance Operations

Underwriting profit for the quarter was $149.9 million, an increase of 41% over the second quarter of 2004. Net premiums written were $1.1 billion, down 7% from last year's second quarter, driven by market conditions in certain lines and reinsurance commutations of $78.8 million in the prior year second quarter. The combined ratio of 88.7% represents a 1.2 point improvement over the second quarter of 2004, primarily due to a reduction in acquisition expenses. The 64.2% loss ratio in the quarter was essentially flat versus 64.1% in the second quarter of 2004.

Reinsurance Operations

General Operations - Underwriting results were negatively impacted by the previously announced reserve increase in XL's North American Reinsurance operations of $186.3 million, after tax. The combined ratio was 112.2% or 83.9% excluding this reserve increase. This resulted in an underwriting loss of $104.5 million for the quarter. Net premiums written were $347.5 million, down 36% from the second quarter of 2004. Over 50% of this decrease was due to timing differences on gross and ceded premiums that negatively impacted the year over year net premiums written comparison by $104.4 million. Net premiums earned were down 7% reflecting lower net premiums written over the last twenty four months.

Life and Annuity Operations - Net premiums written increased 96%. This reflects a $1.8 billion U.K. annuity reinsurance transaction in this quarter compared to a similar annuity transaction of $898 million in the second quarter of last year. There was a $55.9 million net loss from Life and Annuity Operations for the quarter that included a $37.4 million increase in policy benefit reserves and a $25.9 million write off of deferred acquisition costs with respect to certain novated blocks of U.S.-based term-life mortality reinsurance business. This charge was the result of the completion of the previously announced actuarial review of these blocks of business. These blocks were not written as part of XL's ongoing life reinsurance operations.

Financial Products and Services Operations

Underwriting profit and total contribution from this segment were $8.7 million and $34.6 million, respectively, in the quarter compared with $24.9 million and $55.8 million, respectively, in the second quarter of 2004. Underwriting profit decreased mainly due to lower net earned premium and higher net incurred losses in the financial guaranty business versus last year's second quarter. Contribution from financial operations also declined in 2005 largely due to a $7.4 million net loss from financial affiliates and the segment's share of the loss from investment affiliates.

Corporate Items

Net investment income from general operations increased 43% over the second quarter of 2004 to $209.7 million, principally reflecting a year-over-year increase in net invested assets and the close out of a structured credit investment. There was a net loss from investment affiliates of $10.8 million as compared to net income of $8.0 million in the second quarter of 2004, due primarily to weaker performance in the alternative investment portfolio.

Net realized gains on investments were $90.1 million in the quarter, compared with $8.8 million in the prior year period. Net unrealized gains on investments, net of tax, were $819.2 million at June 30, 2005 compared with $428.4 million at March 31, 2005.

Total operating expenses in the quarter of $248.9 million were generally in line with the Company's run-rate expectation and compared with $247.7 million in the second quarter of 2004. The tax rate of 22.3% reflects the limited deductibility of the reserve charges taken during the second quarter of 2005.

(1) Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax" (herein referred to as "net income excluding net realized gains and losses"). Net income excluding net realized gains and losses is a non-GAAP measure. See the schedule entitled "Reconciliation" at the end of this release for a reconciliation of net income excluding net realized gains and losses to net income available to ordinary shareholders.


                                      # # #

The Company will host a conference call to discuss its second quarter 2005 results on July 28, 2005 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (201) 689-8320 password XL728. The webcast will be available on XL's website located at www.xlcapital.com and will be archived on XL's website from approximately 1:00 p.m. Eastern time on July 28, 2005 through approximately midnight Eastern time on August 29, 2005. A slide presentation accompanying the Company's discussion of its second quarter 2005 results (including revised 2005 guidance) will also be available on the Company's website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern time July 28, 2005 until approximately 8:00 p.m. Eastern time on August 4, 2005 by dialing (201) 612-7415 (account number: 290 and conference I.D. number: 156740). An unaudited financial supplement relating to the Company's second quarter 2005 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2005, XL Capital Ltd had consolidated assets of approximately $53.3 billion and consolidated shareholders' equity of approximately $8.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.


This document contains forward-looking statements that involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world's financial and capital markets that adversely affect the performance of XL's investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                                         XL CAPITAL LTD
                                               SUMMARY CONSOLIDATED FINANCIAL DATA
                                                   (U.S. dollars in thousands)

                                                               Three Months Ended                         Six Months Ended
Income Statement Data:                                              June 30                                   June 30
                                                                  (Unaudited)                               (Unaudited)
                                                                2005               2004                   2005               2004
                                                                ----               ----                   ----               ----
Revenues:                                                                      (Note 1)                                  (Note 1)
Gross premiums written  :
                            - general operations      $    1,920,639       $  2,144,422           $  5,292,616        $ 5,563,604
                   - life and annuity operations           1,942,748            986,519              2,033,757          1,078,183
                          - financial operations             102,450             99,545                163,397            170,511

Net premiums written :
                            - general operations           1,459,704          1,732,775              4,307,724          4,536,519
                   - life and annuity operations           1,933,008            986,119              2,014,264          1,077,057
                          - financial operations             100,386             96,670                153,015            163,326

Net premiums earned :
                            - general operations           1,727,561          1,826,215              3,493,830          3,419,461
                   - life and annuity operations           1,933,215            986,930              2,014,686          1,078,738
                          - financial operations              51,992             56,970                103,687            104,718
Net investment income                                        367,401            240,426                675,606            479,493
Net realized gains on investments                             90,055              8,763                150,726            124,100
Net realized and unrealized (losses) gains on
derivatives                                                 (47,941)             30,874                (2,763)             38,641
Net (loss) income from investment affiliates                (10,774)              7,969                 59,738             71,462
Fee income and other                                         (3,048)              8,152                 14,112             15,059
                                                     ----------------    ---------------        ---------------     --------------
                                  Total revenues      $    4,108,461       $  3,166,299           $  6,509,622        $ 5,331,672
                                                     ----------------    ---------------        ---------------     --------------
Expenses:
Net losses and loss expenses incurred                 $    1,261,707       $  1,096,840           $  2,404,768        $ 2,084,098
Claims and policy benefits                                 2,020,664          1,010,131              2,146,291          1,125,407
Acquisition costs                                            310,988            347,408                605,382            624,678
Operating expenses                                           248,950            247,716                496,106            493,016
Exchange (gains) losses                                     (10,693)             15,913                    229              5,189
Interest expense                                              97,766             59,120                186,052            109,370
Amortization of intangible assets                              3,043              3,257                  5,836              6,514
                                                     ----------------    ---------------        ---------------     --------------
                                  Total expenses      $    3,932,425       $  2,780,385           $  5,844,664        $ 4,448,272
                                                     ----------------    ---------------        ---------------     --------------

Net income before minority interest, income tax
and net income from operating affiliates              $      176,036       $    385,914           $    664,958        $   883,400
Minority interest in net income of subsidiary                  2,079              2,284                  4,354              6,944
Income tax                                                    41,776             32,266                 94,650             68,151
Net (income) from operating affiliates                      (13,794)           (22,320)               (33,046)           (27,628)
                                                     ----------------    ---------------        ---------------     --------------

Net income                                            $      145,975       $    373,684           $    599,000        $   835,933
Preference share dividends                                  (10,080)           (10,080)               (20,160)           (20,160)
                                                     ----------------    ---------------        ---------------     --------------

Net income available to ordinary shareholders         $      135,895       $    363,604           $    578,840        $   815,773
                                                     ----------------    ---------------        ---------------     --------------


Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                                      XL CAPITAL LTD
                                           SUMMARY CONSOLIDATED FINANCIAL DATA
                                     (Shares in thousands, except per share amounts)



                                                  Three Months Ended                         Six Months Ended
Income Statement Data (continued):                        June 30                                 June 30
                                                        (Unaudited)                             (Unaudited)
                                                       2005                2004                  2005              2004
                                                       ----                ----                  ----              ----
                                                                       (Note 1)                                (Note 1)
   Weighted average number of ordinary
   shares and ordinary share equivalents:

                                     Basic:         138,948             137,655               138,488           137,568
                                   Diluted:         140,404             138,741               139,841           138,648

   Per Share Data:
   Net income available to ordinary
   shareholders                                       $0.97               $2.62                 $4.14             $5.88
                                            ----------------   -----------------     ----------------- -----------------

   Ratios - General insurance and
   reinsurance operations
   Loss ratio                                         72.0%               59.4%                 68.1%             60.3%
   Expense ratio                                      25.9%               27.7%                 25.6%             27.6%
                                            ----------------   -----------------     ----------------- -----------------

   Combined ratio                                     97.9%               87.1%                 93.7%             87.9%
                                            ----------------   -----------------     ----------------- -----------------

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.



                                                      XL CAPITAL LTD
                                           SUMMARY CONSOLIDATED FINANCIAL DATA
                                  (U.S. dollars in thousands, except per share amounts)


Balance Sheet Data:                                             As at                            As at
                                                            June 30, 2005                  December 31, 2004
                                                             (Unaudited)                       (Note 1)
                                                       ------------------------         ------------------------

Total investments available for sale                               $31,448,903                      $27,823,828

Net payable for investments purchased                                  150,842                          273,535

Cash and cash equivalents                                            2,467,775                        2,304,303

Investments in affiliates                                            2,044,085                        1,936,852

Unpaid losses and loss expenses recoverable                          6,464,019                        6,971,356

Total assets                                                        53,324,898                       49,245,469


Unpaid losses and loss expenses                                     19,775,410                       19,837,669

Deposit liabilities and policy benefit reserves                     13,085,608                       10,309,782

Unearned premiums                                                    6,064,286                        5,191,368

Notes payable and debt                                               2,721,916                        2,721,431

Total shareholders' equity                                           8,371,676                        7,738,695

Book value per ordinary share                                           $55.95                           $51.98


Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                 XL CAPITAL LTD

                                 RECONCILIATION

The following is a reconciliation of the Company's (i) net income available to ordinary shareholders to 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax' (which is a non-GAAP measure, the "Exclusions") and (ii) annualized return on shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity for the three and six months ended June 30, 2005 and 2004 ($ in millions, except per share amounts):


                                                                  Three Months Ended               Six Months Ended
                                                                        June 30                         June 30
                                                                      (Unaudited)                     (Unaudited)
                                                                  2005               2004        2005                 2004
                                                                  ----               ----        ----                 ----
                                                                                 (Note 1)                         (Note 1)
Net income available to ordinary shareholders                 $      135.9   $      363.6     $      578.8     $     815.8

Net realized (gains) on investments, net of tax                     (86.2)         (13.7)          (143.9)         (121.3)

Net realized and unrealized losses (gains) on investment
derivatives, net of tax                                               65.1         (14.7)             36.3          (17.6)

Net realized and unrealized (gains) on credit and structured
financial derivatives, net of tax                                   (13.5)         (15.3)           (23.4)          (24.4)

                                                              -------------  -------------   --------------   -------------
Net income excluding net realized gains and losses (Note 2)   $      101.3    $     319.9     $      447.8     $     652.5
                                                              =============  =============   ==============   =============

Per ordinary share results:
Net income available to ordinary shareholders                 $       0.97    $      2.62     $       4.14     $      5.88

Net income excluding net realized gains and losses (Note 2)   $       0.72    $      2.31     $       3.20     $      4.71

Weighted average ordinary shares outstanding:
Basic                                                              138,948        137,655          138,488         137,568
Diluted                                                            140,404        138,741          139,841         138,648

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity                         $    7,575.9    $   6,702.2     $    7,537.7     $   6,489.2

Net income excluding net realized gains and losses (Note 2)   $      101.3    $     319.9     $      447.8     $     652.5

Annualized net income excluding net realized gains and
losses (1)                                                    $      405.2    $   1,279.7     $      895.6     $   1,305.0

Annualized Return on Ordinary Shareholders' Equity - Net
income excluding net realized gains and losses (Note 2)               5.3%          19.1%            11.9%           20.1%
                                                              =============  =============   ==============   =============


Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

Note 2 : Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

Comment on Regulation G

This press release contains the presentation of (i) 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax' (the "Exclusions") and (ii) annualized return on ordinary shareholders' equity (based on net income minus the Exclusions). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation includes the use of "net income minus the Exclusions". Investment derivatives include all derivatives entered into by XL other than weather and energy, credit and structured financial derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit and structured financial derivatives, because XL generally holds its financial guaranty contracts written in derivative form to maturity, the net effects of the changes in fair value of these derivatives are excluded (similar with other companies in the financial guaranty business) as the changes in fair value each quarter are not indicative of underlying business performance of XL's financial guaranty operations. Unlike these derivatives, XL's weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, XL believes that showing net income exclusive of the items mentioned above enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reason and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholders' equity ("ROE") (minus the Exclusions) is a widely used measure of any company's profitability. Annualized return on average ordinary shareholders' equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder's equity. XL establishes target ROE's for its total operations, segments and lines of business. If XL's ROE return targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. In addition, XL's compensation of its senior officers is significantly dependant on the achievement of XL's performance goals to enhance shareholder value which include ROE.